Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Brava Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 of our report dated February 13, 2026, with respect to the financial statements of the Company as of December 31, 2025, and for the period from August 15, 2025 (inception) through December 31, 2025, included in this Registration Statement. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

February 13, 2026